As filed with the Securities and Exchange Commission on February 23, 2016

Registration No. 333-200383

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-4 REGISTRATION STATEMENT NO. 333-200383

UNDER

THE SECURITIES ACT OF 1933

TARGA RESOURCES PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	65-1295427
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1000 Louisiana, Suite 4300 Houston, Texas 77002 (713) 584-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Name, address, including zip code, and telephone number, including area code, of agent for service:	Copy of communications to:

Joe Bob Perkins Chief Executive Officer Targa Resources Partners LP 1000 Louisiana, Suite 4300 Houston, Texas 77002 (713) 584-1000	Christopher Collins Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement (Registration No. 333-200383) of Targa Resources Partners LP, a Delaware limited partnership (the “Partnership”), filed on November 20, 2014, as amended on December 24, 2014, January 20, 2015, January 22, 2015 and declared effective on January 22, 2015, pertaining to the registration of 34,249,408 common units representing limited partner interests in the Partnership (“Common Units”) in the amount of $1,863,622,441 in connection with the merger with Atlas Pipeline Partners, L.P.

On February 17, 2016, the Partnership was acquired by Targa Resources Corp. (“TRC”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), by and among the Partnership, TRC, Spartan Merger Sub LLC and Targa Resources GP LLC. Pursuant to the Merger Agreement, TRC acquired indirectly all of the outstanding Common Units that TRC and its subsidiaries did not already own.

As a result of the completion of the transactions contemplated by the Merger Agreement, the Partnership has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Partnership in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Partnership hereby removes from registration all of such securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas, on this 23rd day of February, 2016.

TARGA RESOURCES PARTNERS LP

By:	TARGA RESOURCES GP LLC,
its General Partner

By:	/s/ Matthew J. Meloy
Name:	Matthew J. Meloy
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on February 23, 2016.

Name	Title	Date

*	Chief Executive Officer and Director	February 23, 2016
Job Bob Perkins	(Principal Executive Officer)

/s/ Matthew J. Meloy	Executive Vice President and Chief Financial Officer	February 23, 2016
Matthew J. Meloy	(Principal Financial Officer)

*	Senior Vice President and Chief Accounting Officer	February 23, 2016
John R. Sparger	(Principal Accounting Officer)

*	Executive Chairman of the Board	February 23, 2016
James W. Whalen

*	Director	February 23, 2016
Rene R. Joyce

*	Director	February 23, 2016
Barry R. Pearl

*	Director	February 23, 2016
Robert B. Evans

*	Director	February 23, 2016
Ruth I. Dreessen

*By: /s/ Matthew J. Meloy
Matthew J. Meloy
Attorney-In-Fact